Exhibit 99.1

Rules of The

     Shire Pharmaceuticals Group plc

Long Term Incentive Plan

Amended by the Company on 7 July 2000

Amended by the Remuneration Committee of the Board
on 22 October 2005

New Bridge Street Consultants
20 Little Britain
London EC1A7DH
Ref: N\3076\LTIP98.MJT
PN052340064

CONTENTS
			Page
1	.	Definitions and Interpretation	1
2	.	Grant of Awards	2
3	.	Issue of Shares to Trustees	3
4	.	Delivery of Shares	3
5	.	Cash Equivalent	6
6	.	Takeover, Reconstruction and Winding-up	6
7	.	Adjustment of Awards	7
8	.	Alterations	8

SCHEDULE			9

1. Definitions and Interpretation

(1)	In this Plan, unless the context otherwise requires:-

“Award” means a right to receive Shares upon the terms and conditions set out in the Plan, being either a “Share Option” (under which shares are transferred only on its exercise) or a “Conditional Allocation” (under which shares automatically become transferable when the relevant conditions are satisfied);

“Award Date” in relation to an Award means the date on which the Award is granted or such other date as the Board may specify for this purpose at the time an Award is made;

“the Board” means the board of directors of the Company or a committee appointed by such board of directors;

“the Company” means Shire Pharmaceuticals Group plc (registered in England and Wales No. 2883758);

“Control” has the same meaning as in Section 840 of the Income and Corporation Taxes Act ) 1988;

“Group Member” means:-

(a) a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b) a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; or

(c) any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“the London Stock Exchange” means London Stock Exchange plc or any successor body;

“Participant” means a person who holds an Award granted under the Plan (including, where the context so admits, the personal representatives of a person who has died since he was granted an Award);

“Participating Company” means the Company or any Subsidiary;

“Performance Period” means the period over which the performance of the Company is measured for the purposes of the conditions referred to in Rule 4(2) (or, if more than one such period, the period ending later);

“the Plan“ means the Shire Pharmaceuticals Group plc Long Term Incentive Plan as herein set out but subject to any alterations made under Rule 8 below;

“Remuneration Committee” means the remuneration committee of the Board of directors of the Company;

“Shares” means ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

“Trustees” means the trustee or trustees from time to time of any trust deed established for the benefit of employees of the Company and its Subsidiaries which is operated in conjunction with the Plan.

(2)	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

(3)	The rules of the Plan shall be governed by and construed in accordance with English law.

2.	Grant of Awards

(1)	Subject to sub-rules (4) and (6) below, the Company may at any time, with the approval of the Remuneration Committee, grant, or request that the Trustees grant, an Award to any full-time employee (including a director who is also such an employee) of a Participating Company upon the terms set out in the Plan and upon such other terms as the Board may specify, provided that no Award may be granted to an employee who is within two years of his contractual retirement age.

(2)	An Award shall specify whether it is a Share Option or a Conditional Allocation.

(3)	There shall be no consideration for the grant of any Award and, accordingly, any such Award shall be granted by deed.

(4)	An Award may only be granted within six weeks following the approval and adoption of the Plan by shareholders and thereafter within six weeks following an announcement of the Company’s results for any period or if the Board considers that there are exceptional circumstances. No Awards may be granted more than 10 years after the date on which the Plan is approved and adopted by the Company in general meeting.

(5)	An Award granted under the Plan to any person:-

(a) shall not, except as provided in Rule 4(4) below, be capable of being transferred by him, and

(b) shall lapse forthwith if he is adjudged bankrupt.

(6)	The number of shares in respect of which Awards may be granted to any person in any financial year of the Company shall not exceed such number as has a market value equal to 100 percent (or such lower percentage, as in the opinion of the Remuneration Committee, reflects other incentive opportunities which may be available to him in respect of that financial year) of his salary.

(7)	For the purposes of sub-rule (6) above:-

(a) the market value of the shares in respect of which an Award is granted shall, at a time when the shares in the Company are listed in the London Stock Exchange Daily Official List, be taken to be an amount equal to the average of the closing prices of such shares (as derived from that List) on the five dealing days last preceding the Award Date and, at any time, shall be such value as the Remuneration Committee may determine;

(b) a person’s salary shall be taken to be his contractual basic salary (excluding bonuses, allowances and benefits in kind), expressed as an annual rate, payable by the Participating Companies to him as at the Award Date.

3.	Issue of Shares to Trustees

(1)	Subject to sub-rules (3) to (6) below, the Company may, with the approval of the Remuneration Committee:-

(a) grant to the Trustees an option to subscribe for Shares in the Company, or

(b) issue Shares in the Company to the Trustees.

(2)	The price at which Shares may be acquired by the Trustees under the Plan shall, if shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, not be less than the middle-market quotation of shares of that class (as derived from that List) on the dealing day last preceding the date of grant of the option or, in the case of Shares issued otherwise than in pursuance of an option, the date of issue of the Shares but otherwise shall be determined by the Board before the grant of the option or, as the case may be, before the issue of the Shares.

(3)	No options shall be granted, or Shares issued otherwise than pursuant to the exercise of an option, under the Plan in any year which would, at the time of the grant or issue, cause the number of Shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of options, under the Plan or under any other employees’ share scheme adopted by the Company (excluding options granted before 15 February 1996) to exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue at that time.

(7)	All shares allotted under the Plan shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

4.	Delivery of Shares

(1)	The exercise of an Award granted as a Share Option shall be effected by giving notice in writing to the Company or otherwise in such form and manner as the Board may from time to time prescribe and, unless the Board determines otherwise, any such notice shall have effect only on receipt by the Company.

(2)	Subject to sub-rule (7) below and to Rule 6, and unless the Board specifies otherwise at the time an Award is made:-

(a) an Award granted as a Share Option may be exercised; and

(b) where an Award is granted as a Conditional Allocation, shares shall be transferable,

only to the extent that the relevant conditions, being the conditions specified in the Schedule (or such other conditions as the Board may have specified for this purpose when the Award was made), are satisfied.

(3)	Subject to sub-rule (2) above, to sub-rules (4), (5) and (6) below and to Rule 6 below, and unless the Board specifies otherwise at the time an Award is made:-

(a) an Award granted as a Share Option may be exercised only on or after the fourth anniversary of the Award Date; and

	(b)	where an Award is granted as a Conditional Allocation, shares in respect of which the Award is made shall be transferable following the fourth anniversary of the Award Date.

(4)	Subject to sub-rule (7) below and to Rules 6(3) and 6(4) below, if any Participant dies:-

	(a)	before exercising an Award granted as a Share Option and at a time when he is either a director or employee of a Group Member or is entitled to exercise the Award under sub-rules (5) or (6) below, the Award may be exercised by his personal representatives within 12 months after the date of his death, but may not be exercised after the expiry of that period; and

	(b)	at a time when he is a director or employee of a Group Member, shares subject to an Award granted as a Conditional Allocation shall be transferable to his personal representatives within the period specified in sub-rule (10) below. 9

(5)	Subject to sub-rule (7) below and to Rules 6(3) and 6(4) below, if any Participant ceases to be a director or employee of a Group Member by reason of injury, ill-health, disability or redundancy (within the meaning of the Employment Rights Act 1996) or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, then an Award granted as a Share Option may be exercised within the 12 months after his so ceasing, but may not be exercised after the expiry of that period (unless sub-rule (4) above applies) and shares subject to an Award granted as a Conditional Allocation shall be transferable within the period specified in sub-rule (10) below.

(6)	Subject to sub-rule (7) below and to Rules 6(3) and 6(4) below, if any Participant ceases to be a director or employee of a Group Member for any reason not specified in sub- rules (4) or (5) above:-

	(a)	any Award granted as a Share Option may not be exercised unless the Board shall so permit, in which case it may be exercised to the extent, subject to such conditions and within such period (not exceeding 12 months from the date he so ceases) as may be permitted by the Board, but may not be exercised after the expiry of that period (unless sub-rule (4) above applies); and

	(b)	shares subject to an Award granted as a Conditional Allocation shall not be transferable unless (and to the extent that) the Board shall so permit.

(7)	Where an Award granted as a Share Option becomes exercisable, or shares become transferable pursuant to an Award granted as a Conditional Allocation, prior to the end of the Performance Period (the first event by virtue of which this occurs being “the relevant event”) then:

	(a)	the number of shares which may be acquired by exercise of an Award granted as a Share Option and the number of shares that shall be transferable pursuant to an Award granted as a Conditional Allocation shall be (rounded down to the nearest whole share):

A x B
      N

where	A	=	the number of shares which the Participant would have been able to acquire upon exercise of the Award if granted as a Share Option and the number of shares that would have been transferable pursuant to an Award granted as a Conditional Allocation, if not for this paragraph (a) and after taking account of paragraph (b) below,

	B	=	the number of complete months which have elapsed from the start of the Performance Period to the relevant event, and

	N	=	the number of complete months in the Performance Period; and

(b) the relevant conditions shall apply as normal except that, the Performance Period not having ended at the time of the relevant event, the Committee shall at its discretion determine the extent to which the relevant conditions are deemed to be satisfied after taking into account all the circumstances then prevailing, and shall determine the extent to which the Award granted as a Share Option may otherwise be exercised or shares subject to an Award granted as a Conditional Allocation would otherwise be transferable before applying paragraph (a) above.

(8)	For the purposes of sub-rules (4) and (5) above:-

(a) a Participant shall not be treated as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any of the Group Members; and

(b) a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Award granted as a Share Option or before shares are transferred pursuant to a Conditional Allocation shall be treated as not having ceased to be such a director or employee.

(9)	Notwithstanding any other provision of the Plan, an Award granted as a Share Option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Award Date or, if different, the date on which the Award was granted.

(10)	Subject to sub-rule (11) below, within 30 days after an Award granted as a Share Option has been exercised by any person, or shares becoming transferable in respect of an Award granted as a Conditional Allocation, the Board shall procure the transfer, or the Trustees shall transfer, to him (or his nominee) the number of Shares to which he is entitled. For the avoidance of doubt, such person is not entitled to any dividends paid on the Shares subject to an Award by reference to a record date before the Participant (or his nominee) is registered as the holder of the Shares.

(11)	The exercise of Awards (and/or the transfer of Shares pursuant to the Award) will be subject to such additional conditions and procedures as the Board may determine are necessary or desirable for the time being in order to comply with or take into account any legal or taxation obligations of, or implications for, a Group Member or the Trustees of such exercise (and/or the transfer of Shares pursuant to the Award). For the avoidance of doubt, and without limiting any of the foregoing, where a Group Member or the Trustees is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of exercising of the Award (and/or the transfer of Shares pursuant to the Award) and/or for any social security contributions recoverable from the person in question as a consequence thereof (together, the “Tax Liability”), or would suffer a disadvantage if it were not to account for the Tax Liability, the exercise of the Award (and/or the transfer of Shares pursuant to the Award) may be subject to a requirement that the person exercising the Award or to whom shares are transferable has either:-

(a) made a payment to any Group Member or the Trustees of an amount equal to the Tax Liability; or

(b) entered into arrangements with that or another Group Member or the Trustees to secure that such a payment is made (whether by authorising the relevant Group Member or the Trustees to procure the sale of some or all of the shares on his behalf and authorizing the payment to the relevant Group Member or the Trustees of the relevant amount out of the proceeds of sale or otherwise).

5.	Cash Equivalent

(1)	Where shares have, or may, become transferable to a person in respect of an Award, and those shares have not yet been transferred to him in accordance with Rule 4(10) above, the Board may determine that, in substitution for his right to acquire such number of those shares as the Board may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares.

(2)	For the purposes of this Rule, the cash equivalent of any shares is, if at the relevant time shares of the same class as those shares were listed in the London Stock Exchange Daily Official List, the middle-market quotation of shares of that class, as derived from that List, on the dealing day last preceding the date on which, if it were granted as a Share Option, the Award was exercised, or, if it were granted as a Conditional Allocation, shares subject to the Award became transferable but otherwise is the amount which, in the Board’s opinion, is the market value of those shares on the day last preceding that date.

(3)	There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

6.	Takeover, Reconstruction and Winding-up

(1)	If any person obtains Control of the Company the Board shall within 7 days of becoming aware thereof notify the Trustees and every Participant thereof and, subject to sub-rules (4), (5), (6), (7) and (9) of Rule 4 above:

(a) an Award granted as a Share Option may be exercised within one month (or such longer period as the Board may permit) of such notification; and

(b) shares shall be transferable within the period specified in sub-rule 4(10) above in respect of any Award granted as a Conditional Allocation.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

(3)	If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, the Board shall forthwith notify every Participant thereof and, subject to sub-rules (4), (5), (6) (7) and (9) of Rule 4 above, an Award granted as a Share Option may be exercised within one month of such notification, but to the extent that any such Award is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.

(4)	If under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and subject to sub-rules (4), (5), (6) (7) and (9) of Rule 4 above:-

(a) an Award granted as a Share Option may be exercised within one month of such notification, but to the extent that any such Award is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof; and

(b) shares in respect of any Award granted as a Conditional Allocation shall immediately be transferable.

(5)	If, pursuant to any of Rules 6(1), 6(3) or 6(4) above an Award granted as a Share Option may be exercised or shares become transferable in respect of any Award granted as a Conditional Allocation, any Participant may, within such period specified by the Board, by agreement with the relevant company release any Award which has not lapsed (the “Old Award”) in consideration for the grant to him of an award (the “New Award”) which, in the opinion of the Board, is of equivalent value to the Old Award but relates to shares in a different company.

(6)	Where a New Award is granted in the circumstances envisaged in Rule 6(5), the provisions of the Plan shall for this purpose be construed as if:-

(a) the New Award were an award granted under the Plan at the same time as the Old Award;

(b) except for the purpose of the definitions of “Participating Company” and “Subsidiary”, the reference to Shire Pharmaceuticals Group plc in the definition of the “Company” were a reference to the different company mentioned in Rule 6(5).

For the avoidance of doubt, any conditions specified in the Schedule (or such other conditions as the Board may have specified) shall continue to apply to the New Award.

7. Adjustment of Awards

(1)	Subject to sub-rules (2) and (3) below, in the event of:-

	(a)	any increase or variation of the share capital of the Company (whenever effected) by way of capitalisation or rights issue, sub-division, consolidation, reduction or otherwise,

	(b)	the Company paying a capital dividend.

	(c)	in any other circumstances similarly affecting Awards,

the Board, with the written consent of the Trustees, may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to any or all of the following:-

(a) the number of shares in respect of which any Award granted as a Share Option may be exercised or the number of shares which may be transferred in respect of an Award granted as a Conditional Allocation;

(b) where any Award granted as a Share Option has been exercised or shares subject to an Award granted as a Conditional Allocation are transferable, but in either case the Shares have not been transferred, the number of Shares which may be so transferred.

(3)	As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Board shall give notice in writing thereof to any Participant affected thereby and to the Trustees.

8.	Alterations

(1)	Subject to sub-rules (2) and (4) below, the Board may at any time alter all or any of the provisions of the Plan, or the terms of any Award granted under it, in any respect.

(2)	Subject to sub-rule (3) below, no alteration to the advantage of Participants shall be made under sub-rule (1) above to the provisions of the Plan relating to eligibility, the limits on participation, the maximum individual entitlement the grant and exercise of Awards or their adjustment without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply:-

(a) to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Participating Company; or

(b) to any alteration solely relating to a term specified by the Board as mentioned in Rule 2(1) above; or

(c) to any alteration to the Schedule hereto.

(4)	No alteration to the material disadvantage of any Participant shall be made under sub-rule (I) above unless:-

(a) the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration, and

(b) the alteration is approved by a majority of those Participants who have given such an indication.

SCHEDULE

1.	(a)	Subject to Rule 4(7), the maximum percentage of the shares subject to an Award which may be transferred shall be determined by the extent to which the conditions contained in this Schedule are satisfied.

	(b)	In these conditions, the “Performance Period” is the period of 3 years commencing with the first day of the financial year of the Company in which the Award Date falls.

	(c)	100% of an Award shall be subject to the Total Shareholder Return condition.

2.	Total Shareholder Return Condition

	(a)	The Remuneration Committee shall calculate:

TSRI2 TSRI1

for the Company and all companies who at the beginning of the Performance Period were constituent companies of the FT-SE 100 Index, excluding those not listed at the end of the Performance Period, where, for each such company:

TSRI1 is its average total shareholder return index over each weekday during the twelve months ending on the day before the commencement of the Performance Period; and

TSRI2 is its average total shareholder return index over each weekday during the last twelve months of the Performance Period.

	(b)	On any given day the total shareholder return index of a company is the “Net Return Index” for that company as calculated by Datastream.

	(c)	The Remuneration Committee shall rank all such companies (including the Company) by the resulting figures (the company with the highest figure having the highest ranking).

	(d)	The Company’s rank from (c) above shall be divided by the total number of companies ranked and multiplied by 100 to determine a value R. R is then rounded to 2 decimal places.